SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Check the appropriate box:

[X] Preliminary Information Statement   [ ] Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14c-5(d)(2))
[ ] Definitive Information Statement

                             DISEASE SCIENCES, INC.
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

         [X]     No Fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1)     Title of each class of securities to which transaction applies:

         (2)     Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)     Proposed maximum aggregate value of transaction:

         (5)     Total fee paid:

[ ]      Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                             DISEASE SCIENCES, INC.

TO OUR STOCKHOLDERS:

         This information statement is being provided to the stockholders of Disease Sciences, Inc. Our Board of Directors has approved, and recommended the approval by our stockholders, of a 1 for 10 reverse split of our common stock, par value $.001 per share ("Common Stock"), issued and outstanding as of December 3, 2001.

         As a matter of regulatory compliance we are sending you this Information Statement which describes the purpose and provisions of the 1 for 10 reverse split of our Common Stock.

         Please feel free to call us at 561-487-3655 should you have any questions on the enclosed Information Statement. We thank you for your continued interest in the Disease Sciences, Inc.

                                        For the Board of Directors
                                        of DISEASE SCIENCES, INC.

                                        /s/ Dr. Wayne Goldstein
                                        -----------------------------------
                                        Dr. Wayne Goldstein, President

                             DISEASE SCIENCES, INC.

                               20283 State Road 7
                                    Suite 400
                              Boca Raton, FL 33498


                              INFORMATION STATEMENT

                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


                                     GENERAL

         This Information Statement is being furnished to the stockholders of Disease Sciences, Inc., a Delaware corporation (formerly known as AuctionAnything.com, Inc.), in connection with the proposed adoption of an amendment to the Company's Certificate of Incorporation (the "Amendment") by the written consent of the holders of a majority in interest of the Company's voting capital stock ("Voting Capital Stock") consisting of the Company's outstanding Common Stock ("Common Stock"). The purpose of filing the Amendment is to effect a 1 for 10 reverse stock split of the Company's outstanding Common Stock (the "Reverse Stock Split"). The Company's Board of Directors, on December 3, 2001, approved the Amendment and recommended by written consent that the Amendment be approved by our stockholders. Upon receipt of the requisite stockholder approval, the proposed Amendment will become effective when filed with the Secretary of State of the State of Delaware. The Company anticipates that the filing of the Amendment will occur on or about January __, 2001 (the "Effective Date"). If the proposed Amendment were not adopted by written consent, it would have to be considered by the Company's stockholders at a special stockholders' meeting convened for the specific purpose of approving the Amendment.

         The elimination of the need for a special meeting of stockholders to approve the Amendment is made possible by Section 228 of the Delaware General Corporation Law (the "Delaware Law") which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section 228 of the Delaware Law, the Amendment is required to be approved by the a majority of our stockholders. In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our Common Stock.

         Dr. Wayne Goldstein and Mr. Brian S. John, our officers and directors who own in the aggregate 61,890,000 shares of our Common Stock representing approximately 67.5% of our outstanding Common Stock, have indicated that they intend to give their written consent to the adoption of the Amendment described in this Information Statement. The written consent of such persons to the approval of the Amendment will become effective upon the filing of their written consents with our Secretary. We anticipate that the filing of such written consents will occur on or before January __, 2001. The date on which this Information Statement was first sent to stockholders is on or about December __, 2001. The record date established by us for purposes of determining the number of outstanding shares of our Common Stock is December 3, 2001 (the "Record Date").

         Pursuant to Delaware Law, we are required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action. Inasmuch as we will have provided this Information Statement to our stockholders of record on the Record Date, no additional action will be undertaken pursuant to such written consents, and no dissenters' rights under Delaware Law are afforded to our stockholders as a result of the adoption of the Plan.

                                EXECUTIVE OFFICES

         Our principal executive offices are located at 20283 State Road 7, Suite 400, Boca Raton, FL 33498. Our telephone number is (561) 487-3655.

                  OUTSTANDING VOTING STOCK OF DISEASE SCIENCES

         As of the Record Date, there were 91,669,002 shares of our Common Stock outstanding. The Common Stock constitutes the sole class of our voting securities. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders. The following table sets forth Common Stock ownership information as of the Record Date with respect to (i) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each of our directors; (iii) each person intending to file a written consent to the adoption of the Plan described herein; and (iv) all of our directors, executive officers and designated stockholders as a group. This information as to beneficial ownership was furnished to us by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 20283 State Road 7, Suite 400, Boca Raton, FL 33498.

                                      Shares Beneficially
Name of                                      Owned
Beneficial Owner                        Number     Percent
-----------------------------         --------------------

Dr. Wayne Goldstein                   35,945,000     39.2%

Brian S. John                         25,945,000     28.3%

Bryant Villeponteau, Ph.D.(1)                  0        -

Raymond J. Hotaling(2)                 7,921,694      8.6%

Martin M. Meads(2)                     7,059,745      7.7%

All officers and directors
 as a group (three persons)           61,890,000     67.5%


(1) Dr. Villeponteau is the Chief Executive Officer and a shareholder of HealthSpan Sciences, Inc. which owns 3,800,000 shares of our common stock.

(2) Messrs. Hotaling and Meads were formerly members of our Board of Directors and our officers. Their address is 35 West Pine Street, Suite 227, Orlando, Florida 32801


                      AMENDMENT TO CERTIFICATE TO EFFECT A
                          1 FOR 10 REVERSE STOCK SPLIT

         On December 3, 2001, our Board of Directors voted unanimously to authorize and recommend that our stockholders approve a proposal to effect the Reverse Stock Split. Pursuant to the Reverse Stock Split, each 10 of the outstanding shares of our Common Stock on the date of the Reverse Stock Split (the "Old Shares") will be automatically converted into 1 share of our Common Stock (the "New Shares"). The Reverse Stock Split will not alter the number of shares of our Common Stock we are authorized to issue, but will simply reduce the number of shares of our Common Stock issued and outstanding. We have no current plans to issue any of the authorized but unissued shares of our common stock created by the Reverse Stock Split. The Reverse Stock Split will become effective upon filing of the Amendment with the Delaware Secretary of State, but our Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so.

Purpose and Effect of Proposed Reverse Stock Split

         The Board believes the Reverse Stock Split is desirable because it will assist us by helping to raise the trading price of our Common Stock. Our Board believes that the higher share price which should result from the Reverse Stock Split will help generate interest in us among investors and thereby assist us in raising capital to fund our operations.

         The effect of the Reverse Stock Split upon the market price for our Common Stock cannot be predicted. There can be no assurance that the market price per New Share of our Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of Old Shares of our Common Stock outstanding resulting from the Reverse Stock Split. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

         The Reverse Stock Split will effect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us or proportionate voting power, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will issue any stockholder who otherwise would have been entitled to receive a fractional share as a result of the Reverse Stock Split one share of our Common Stock. The Reverse Stock Split may result in certain of our stockholders owning "odd lots" (i.e. a number of shares of our common stock not divisible by 100). Stockholders owning "odd lots" may experience difficulty selling their shares in the open market.

         The Reverse Stock Split will have the following effects upon the number of shares of our Common Stock outstanding and the number of authorized and unissued shares of our Common Stock:

         o The number of shares owned by each holder of Common Stock will be reduced by the ratio of 10 to 1;

         o The number of shares of Common Stock we are authorized to issue will remain the same; o The per share loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding;

         o        The par value of the Common Stock will remain $.001 per share;

         o The stated capital on our balance sheet attributable to the Common Stock will be reduced to 1/10 of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced; and

         o All outstanding options entitling the holders thereof to purchase shares of Common Stock will enable such holders to purchase, upon exercise of their options, 1/10 of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options immediately preceding the Reverse Stock Split at the same aggregate price required to be paid therefor upon exercise thereof immediately preceding the Reverse Stock Split.

Manner of Effecting the Reverse Stock Split and Exchange Stock Certificates

         The Reverse Stock Split will be effected by the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of the State of Delaware. The Reverse Stock Split will become effective on the date of filing the Certificate of Amendment unless we specify otherwise (the "Effective Date"). As soon as practicable after the Effective Date, we will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing the Old Shares, a stockholder will be entitled to receive a certificate representing the number of the New Shares into which his Old Shares have been reclassified as a result of the Reverse Stock Split. Stockholders should not submit any certificates until requested to do so. No new certificate will be issued to a stockholder until such stockholder has surrendered his outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing the Old Shares will be deemed for all corporate purposes after the Effective Date to evidence ownership of the New Shares in the appropriately reduced number.

No Rights of Appraisal

         Under the laws of the State of Delaware, our dissenting stockholders are not entitled to appraisal rights with respect to our proposed Amendment to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such right.

Certain Federal Income Tax Consequences

         We believe that the federal income tax consequences of the Reverse Stock Split to holders of Old Shares and holders of New Shares will be as follows:

         o No gain or loss will be recognized by a stockholder on the surrender of the Old Shares or receipt of a certificate representing New Shares.

         o The aggregate tax basis of the New Shares will equal the aggregate tax basis of the Old Shares exchanged therefor.

         o The holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

         o The conversion of the Old Shares into the New Shares will produce no gain or loss to us.

         Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest.

         Our beliefs regarding, the tax consequence of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

         This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities.

         The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

         The foregoing summary is included for general information only. Accordingly, stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the Reverse Stock Split.


                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Wayne Goldstein
                                        ----------------------------------
                                        Dr. Wayne Goldstein, President